THE LIPPER FUNDS, INC.
                 FORM OF MULTICLASS PLAN PURSUANT TO RULE 18F-3
                    UNDER THE INVESTMENT COMPANY ACT OF 1940


                                 December , 1995



I. Background
   ----------

         This plan (the "Plan") pertains to the issuance by the investment portfolios listed on Schedule A hereto (each a "Fund") of The Lipper Funds, Inc. (the "Company") of multiple classes of capital stock and is being adopted by the Company pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"). The Company's Board members, including a majority of its Directors who are not "interested persons (as defined in the 1940 Act), have found that this Plan is in the best interests of each class of each Fund individually and each Fund as a whole. REFERENCE SHOULD BE MADE TO THE COMPANY'S PROSPECTUS FOR FURTHER INFORMATION ABOUT THE COMPANY'S MULTIPLE CLASS STRUCTURE.

II. Creation of Classes
    -------------------

         The Company's Articles of Incorporation authorize the Company to issue multiple series of capital stock corresponding to shares in separate investment portfolios. Pursuant to action taken by the Board of Directors of the Company at its December , 1995 meeting, the Company established three classes of shares:
"Premier Shares", "Retail Shares" and "Group Retirement Plan Shares" for each of the Funds.

III. Purchase Limits
     ---------------

         Premier Shares of the Lipper High Income Bond Fund and the Lipper Europe Equity Fund initially will be exchanged for portfolio securities of certain limited partnerships for which the Funds' investment advisers act as general partners. Premier Shares of the Lipper U.S. Equity Fund (and Premier Shares of the Lipper High Income Bond Fund and the Lipper Europe Equity Fund after the exchanges) will be offered for sale to purchasers who


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invest a minimum of $1,000,000 in a Fund (other than purchasers eligible to purchase Group Retirement Plan Shares), subject to waiver of the minimum purchase requirement as set forth in the prospectus. Retail Shares of each Fund are offered for sale to purchasers who invest less than $1,000,000 in a Fund. Group Retirement Plan Shares are offered for sale with no minimum investment requirement to retirement plans including, but not limited to, qualified 401(k) plans, provided such plans meet the required number of eligible employees or the required amount of assets, and deferred compensation plans under 403(b)(7) of the Internal Revenue Code, as amended.

IV. Sales Charges
    -------------

         Premier Shares, Retail Shares and Group Retirement Plan Shares are sold at net asset value and are not subject to any sales charges.

V. Distribution and Service Fees
   ------------------------------

         According to a distribution plan adopted by the Company's Board of Directors pursuant to Rule 12b-1 under the 1940 Act ("Rule 12b-1"), Retail Shares are subject to a 12b-1 distribution fee.

         According to a service plan adopted by the Company's Board of Directors, Group Retirement Plan Shares are subject to a service fee.

         Premier Shares are not subject to a distribution fee or a service fee.

VI. Exchange Feature
    ----------------

         Shares of each Fund are exchangeable for shares of a different fund in the Lipper Group of Funds as set forth in the Company's prospectus.

VII. Allocation of Expenses
     ----------------------

         Expenses of each Fund are borne by the various classes of the Fund on the basis of relative net assets. The fees identified as "class expenses" (see below) are to be allocated to


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each class based on actual expenses incurred, to the extent that such expenses can properly be so allocated. To the extent that such expenses cannot be properly allocated, such expenses are to be borne by all classes on the basis of relative net assets.

              The following are "class expenses":

          (i) transfer agent fees as identified by the transfer agent as being attributable to a specific class;

         (ii) printing and postage expenses related to preparing and distributing to the shareholders of a specific class materials such as shareholder reports, prospectuses and proxies;

        (iii)  Blue Sky registration fees incurred by a class;

         (iv)  SEC registration fees incurred by a class;

          (v)  litigation or other legal expenses relating solely to one class;

         (vi)  professional fees relating solely to one class;

        (vii) directors' fees, including independent counsel fees, incurred as a result of issues relating to one class and

       (viii)  shareholder meeting expenses for meetings of a particular class.


VIII. Voting Rights
      -------------

         All shares of each Fund have equal voting rights and will be voted in the aggregate, and not by class, except where voting by class is required by law or where the matter involved affects only one class.

IX. Amendments
    ----------

         No material amendment to this Plan may be made unless it is first approved by a majority of both (a) the full Board of Directors of the Company and (b) those Directors who are not "interested persons" of the Company, as that term is defined in the 1940 Act.


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                                                                      SCHEDULE A


                              INVESTMENT PORTFOLIOS




1. Lipper High Income Bond Fund

2. Lipper U.S. Equity Fund

3. Prime Lipper Europe Equity Fund



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